Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FairPoint Communications, Inc.:

We consent to the use of our reports dated February 28, 2008, with respect to the consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, included herein by reference.

Our report dated February 28, 2008 with respect to the consolidated financial statements, refers to the Company’s adoption of the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007, and the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

Our report dated February 28, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management oversight and review procedures designed to monitor the effectiveness of control activities in the northern New England division were ineffective.

/s/ KPMG LLP

Charlotte, North Carolina
October 16, 2008